UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 18, 2013
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Autobytel Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (949) 225-4500
Not Applicable
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.
On September 18, 2013, Autobytel Inc., a Delaware corporation ("Autobytel"), entered into a Contribution Agreement with AutoWeb, Inc., a Delaware corporation ("AutoWeb"), a privately-held company, pursuant to which Autobytel contributed to AutoWeb cash in the amount of $2.5 million and assigned to AutoWeb all of Autobytel's ownership interests in the autoweb.com domain name and two registered trademarks related to the AutoWeb name and related goodwill (these ownership interests being valued by the parties at $1.5 million) in exchange for 8,000 shares of AutoWeb Series A Preferred Stock, $.01 par value per share.  The 8,000 shares of AutoWeb Series A Preferred Stock represents 16% of all issued and outstanding capital stock of AutoWeb as of September 18, 2013, assuming conversion of the AutoWeb Series A Preferred Stock into AutoWeb common stock.  In addition, Autobytel obtained an option to acquire an additional 5,000 shares of AutoWeb Series A Preferred Stock at a per share exercise price of $500.00, which option expires September 2015.  AutoWeb has the right to request Autobytel to exercise all or a portion of the option, but Autobytel is not obligated to exercise the option in such event.  However, AutoWeb then has the right to sell to third parties the shares of AutoWeb Series A Preferred Stock covered by the option to the extent the option is not exercised by Autobytel.
Each share of AutoWeb Series A Preferred Stock is convertible, at the option of Autobytel, at any time and from time to time, and without the payment of additional consideration by Autobytel, into one (1) fully paid and nonassessable share of AutoWeb common stock (subject to adjustments for stock splits, dividends and certain dilutive issuances of AutoWeb common stock).  Autobytel is entitled to cast the number of votes equal to the number of whole shares of AutoWeb common stock into which the shares of AutoWeb Series A Preferred Stock held by Autobytel are convertible as of the record date for determining stockholders entitled to vote on a matter. Currently, there is no market for the AutoWeb Series A Preferred Stock or the AutoWeb common stock into which such AutoWeb Series A Preferred Stock is convertible. In connection with the transaction, Autobytel was granted the right to appoint one (1) director to serve on AutoWeb's Board of Directors as long as Autobytel maintains a majority interest in the AutoWeb Series A Preferred Stock, and Mr. Jeffrey Coats, President and Chief Executive Officer of Autobytel, has been appointed to AutoWeb's Board of Directors.

The Contribution Agreement contains representations, warranties, covenants and conditions that Autobytel believes are customary for a transaction of this size and type, as well as indemnification provisions subject to specified limitations. In connection with the transaction, the parties entered into a development services agreement pursuant to which AutoWeb will provide product and content development services; a web publishing agreement pursuant to which Autobytel will display the pay-per-click marketing provided to AutoWeb's customers on Autobytel's website; and a stockholders' agreement containing restrictions on transfers of shares in AutoWeb, registration rights, rights of first refusal and required votes for stockholder approval of various corporate transactions.
On September 18, 2013, Autobytel issued a press release announcing the transaction.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
99.1	Press Release dated September 18, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  September 24, 2013
Autobytel Inc.
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

INDEX OF EXHIBITS

Exhibit No.                      Description of Document
99.1	Press Release dated September 18, 2013

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